Consulting Agreement


         This Agreement is made effective as of September 21, 2000, by and between View Systems, Inc., of 9693 Gerwig Lane, Suite O, Columbia, Maryland 21046, and L Than, 24245 HillCrest Circle, Lookout Mnt. , CO

In this Agreement, the party who is contracting to receive services shall be referred to as "View", and the party who will be providing the services shall be referred to as "L Than".

L Than has a background in corporate development and business relationships.

View desires to have services provided by L Than.

Therefore, the parties agree as follows:

         1. DESCRIPTION OF SERVICES. L Than has been performing and shall perform the following services for View: business consulting.

         2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by L Than shall be determined by L Than. View will rely on L Than to work as many hours as may be reasonably necessary to fulfill L Than's obligations under this Agreement. L Than will report to Charlotte Deloof, our Director of Administration and Comptroller, during her engagement.

         3. PAYMENT. View grants L Than 100,000 shares1 of common stock. View agrees to register for resale, at its expense, the shares in an S8 registration or its next primary and/or secondary registration of securities pursuant to the Securities Act of 1933, as amended. This registration obligation includes View's obligation to (i) use its best efforts to register or qualify the shares acquired under state securities or blue sky laws of such jurisdictions as L Than shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable L Than to consummate the proposed sale, transfer or other disposition of such securities in any jurisdiction; and (ii) furnish to L Than any prospectus included in any such registration statement, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as L Than may from time to time reasonably request.

         4. NEW PROJECT APPROVAL. L Than and View recognize that L Than's Services will include working on various projects for View. L Than shall obtain the approval of View prior to the commencement of a new project.

         5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days

________________________________
1 These are for the work done in the year 2000 in lieu of Salary

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notice to the other party.

         6. RELATIONSHIP OF PARTIES. It is understood by the parties that L Than is an independent contractor with respect to View, and not an employee of View. View will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of L Than.

         7. DISCLOSURE. L Than is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of View. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

         - a product or product line of View
         - a manufacturing  process of View
         - a customer or  potential  customer of View
         - a product or system  design of View
         - a distributor, reseller or OEM of View

         8. INDEMNIFICATION. L Than agrees to indemnify and hold View harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against View that result from the acts or omissions of L Than, L Than's employees, if any, and L Than's agents.

         9. ASSIGNMENT. L Than's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of View.

         10. NONSOLICITATION. During the term of this Agreement, and for 12 months thereafter, L Than shall not solicit or hire View's employees to work for it, nor shall he solicit View's customers to sell products substantially similar to View's products. During the term of this Agreement, and for 12 months thereafter, L Than shall not compete, directly or indirectly with View, in producing, selling and distributing products that are substantially similar to View's products.

         11. CONFIDENTIALITY. View recognizes that L Than has and will have the following information:

         - inventions
         - products
         - prices
         - costs
         - discounts
         - future plans
         - business affairs
         - trade secrets
         - technical information



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         - customer lists
         - product design information
         - copyrights

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of View and need to be protected from improper disclosure. In consideration for the disclosure of the Information, L Than agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for L Than's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of View. L Than will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

         12. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that L Than has disclosed (or has threatened to disclose) Information in violation of this Agreement, View shall be entitled to an injunction to restrain L Than from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. View shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         13. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

         14. RETURN OF RECORDS. Upon termination of this Agreement, L Than shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in L Than's possession or under L Than's control and that are View's property or relate to View's business.

         15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for View:
View Systems, Inc.
Gunther Than, President
9693 Gerwig Lane, Suite O
Columbia, Maryland 21046

IF for L Than:
L Than
22454 HillCrest
Lookout Mnt., CO 80401

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.


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         16. ENTIRE AGREEMENT.  This Agreement  contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

         17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

         18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

         19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Maryland.


Party receiving services:
View Systems, Inc.

Gunther Than
President & CEO

By:      ____________________________________________________



Party providing services:




____________________________________________________
L Than



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